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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 27, 2006 with respect to the consolidated financial statements of American Centurion Life Assurance Company and to the use of our report dated March 31, 2006 with respect to the financial statements of ACL Variable Annuity Account 2 included in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4, No. 333-101051) for the registration of the RiverSource Innovations(SM) Variable Annuity offered by American Centurion Life Assurance Company.

                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2006